EXHIBIT 99.1

Trimble Announces Fiscal Second Quarter Results

SUNNYVALE, Calif., July 24, 2002 – Trimble (Nasdaq: TRMB) today announced results for the fiscal second quarter ended June 28, 2002. The Company reported second quarter revenues of $123.3 million, versus $133.6 million in the year ago quarter and $104.0 million in the first quarter of 2002.

Earnings per share (EPS) for the second quarter on a Generally Accepted Accounting Principles (GAAP) basis were $0.15, versus losses per share of ($0.08) in the year ago quarter and ($0.03) in the first quarter of 2002.

Adjusted EPS for the second quarter of 2002 was $0.24, versus adjusted EPS of $0.26 per share in the year ago quarter and adjusted EPS of $0.06 in the first quarter of 2002. The $0.24 in adjusted EPS for the second quarter includes an approximate ($0.02) foreign exchange loss primarily due to the revaluation of short-term inter-company account balances as a result of the weakening U.S. Dollar versus the Swedish Krona and the Euro. Company guidance was for adjusted EPS between $0.22 and $0.28. Adjusted EPS excludes any infrequent and acquisition related charges, being primarily intangible amortization costs from acquisitions, and restructuring charges related to the Company’s cost-cutting measures that are included when reporting on a GAAP basis. Adjusted EPS numbers were calculated on a diluted basis using approximately 29.1 million shares.

“Trimble’s second quarter results were in line with expectations,” said Steven W. Berglund, president and CEO of Trimble. “We remain diligent in limiting our spending, while continuing to invest in new businesses that we believe have the potential to provide solid long-term growth.”

Business Segment Highlights

Engineering and Construction (E&C)

The Company’s machine control business posted stronger sales, as interest in 3D technology has increased significantly since the March 15 announcement of a joint venture with Caterpillar to develop this technology. However, sales in the U.S. land survey market were weaker than anticipated as some customers delayed delivery of orders due to uncertainty in state and federal government funding caused by lower tax revenues.

Trimble Field Solutions (TFS)—Agriculture and GIS

Agriculture demand remained strong in the second quarter for both the Company’s high-end AgGPS® Autopilot and entry-level EZ-Guide™ tractor guidance products. This was offset by lower demand in Trimble’s GIS business primarily due to postponed purchases by state and municipal governments.

Components Technologies (CT)

Components Technologies sales were higher than anticipated for the second quarter due to stronger demand for its in-vehicle navigation, embedded and wireless infrastructure products. In the wireless infrastructure area, sales were helped by the Company’s continued efforts to diversify its customer base. In the embedded area, bookings of the Company’s new GPS module, the postage stamp sized, low power Lassen™ SQ, point towards improved results during the second half of the year.

Trimble Mobile Solutions (TMS)

Trimble Mobile Solutions’ revenue lagged expectations, primarily due to a longer than anticipated initial sales cycle. The Company believes it is well positioned as customers continue to migrate towards complete, value-added, enterprise solutions utilizing wireless networks, the Internet, and applications software. To address this change, Trimble launched the Telvisant™ Mobile Resource Management platform in March, and began marketing this complete solution during the second quarter. The Company noted that it has begun several pilot programs in the ready mix concrete market.

Portfolio Technologies

Portfolio Technologies results met expectations, as the Company shipped a large military order that was postponed from the first quarter.

Other News

After more than 30 years in the survey and construction business, Karl Ramstrom, 59, senior vice president and general manager of Trimble’s Engineering and Construction segment, announced that he will retire from the Company at the end of 2002.

Trimble will use this as an opportunity to restructure its Engineering and Construction segment to better align it with the changing needs of the business. Land survey and machine control will remain as one business area, while construction instruments will operate as a separate business area. Bryn Fosburgh, former head of land survey, will lead the combined land survey and machine control business, which will focus on providing customers with a complete positioning solution utilizing various positioning technologies, wireless communications and software products. The emphasis will be on concept selling and strong customer support. Chris Shephard, former head of operations for Engineering and Construction, will lead the Construction Instruments Division. This business will focus on lower-cost, high-quality, positioning tools used principally for layout on construction sites. Trimble will continue to report financial results from both business areas under the Engineering and Construction segment heading.

Berglund commented “We would all like to thank Karl for his years of dedicated service to both the Spectra Precision and Trimble organizations. His experience and leadership made him an excellent role model and mentor for our Engineering and Construction employees.”

Guidance

For the third quarter ending September 27, 2002, the Company expects revenues will be between $114 and $117 million. Gross margins are expected to be between 50 and 51 percent. Operating expenses, including approximately $2.2 million of amortization of intangibles, are expected to be between $49 and $50 million. Net interest expense is expected to be approximately $3.5 million, and income tax provision should be approximately $1.25 million. The Company anticipates other non-operating expense to be approximately $1.3 million. Within these guidelines, Trimble expects adjusted EPS to be between $0.15 and $0.20, assuming 29.3 million shares outstanding.

Investor Conference Call / Webcast Details

The Company will hold a conference call on Wednesday, July 24, 2002 at 8:00 AM Pacific Time to review its first quarter results. It will be broadcast live on the web at http://www.trimble.com/investors.html. A replay of the call will be available for 7 days beginning at 11:00 AM, Pacific Time. The replay number is (800) 642-1687, and the passcode is 4840775.

About Trimble

Trimble is a leading innovator of Global Positioning System (GPS) technology. In addition to providing advanced GPS components, Trimble augments GPS with other positioning technologies, as well as wireless communications and software, to create complete customer solutions. Trimble’s worldwide presence and unique capabilities position the Company for growth in emerging applications including surveying, automobile navigation, machine guidance, asset tracking, wireless platforms, and telecommunications infrastructure. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has more than 2,000 employees in more than 20 countries worldwide.

For an interactive look at Company news and products, visit Trimble’s Web site at http://www.trimble.com

Certain statements made in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include whether our investments in new businesses will provide solid long-term growth, whether bookings for the Company’s new Lassen ™ SQ will result in improved results during the second half of the year and the Company’s guidance for the third quarter. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. For example, our investments in new businesses may not succeed if we misjudge customer demand in these areas or encounter unforeseen costs in bringing new products to market which do not outweigh the potential benefit to the Company of those products. While our Lassen ™ SQ product has initially met with success, bookings are not contractual commitments to purchase products and may be cancelled without penalty by the buyer. Whether we achieve our guidance for the third quarter will depend on a number of factors, including: budget constraints on state and municipal governments, and the continued uncertain economic climate, as well as the other risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10-K. Undue reliance should not be placed on any forward-looking statement, contained herein. These statements reflect the Company’s position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company’s expectations or any change of events, conditions, or circumstances on which any such statement is based.

CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)
	June 28, 2002	Dec 28, 2001
Assets

Current assets
Cash and cash equivalents	$27,736	$31,078
Accounts and other receivables, net	84,139	71,680
Inventories	52,594	51,810
Other current assets	8,555	6,536

Total current assets	173,024	161,104

Property and equipment, net	25,289	27,542
Goodwill and other purchased intangible assets, net	227,546	220,304
Deferred income taxes	449	383
Other assets	10,811	10,062

Total Assets	$437,119	$419,395

Liabilities and Shareholders’ Equity

Current liabilities
Bank and other short-term borrowings	$43,133	$40,025
Current portion of long-term debt	23,666	23,443
Accounts payable	23,766	21,494
Accrued compensation and benefits	16,243	13,786
Accrued liabilities	30,518	35,649
Income taxes payable	8,974	7,403

Total current liabilities	146,300	141,800

Noncurrent portion of long-term debt and other liabilities	92,066	127,097
Noncurrent portion of deferred gain	11,000	—
Deferred income tax	2,172	7,347
Other noncurrent liabilities	4,945	4,662

Total liabilities	256,483	280,906

Shareholders’ equity
Common stock	218,072	191,224
Accumulated deficit	(30,206)	(33,819)
Accumulated other comprehensive loss	(7,230)	(18,916)

Total shareholders’ equity	180,636	138,489

Total liabilities and shareholders’ equity	$437,119	$419,395

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Three Months Ended
	June 28, 2002	June 29, 2001
Net cash provided (used) by operating activities	4,091	(1,337)

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(3,720)
Acquisition of property and equipment	(2,430)	(2,364)
Capitalized patents, software and intangibles	—	(636)

Net cash (used in) investing activities	(2,430)	(6,720)

Cash flow from financing activities:
Issuance of common stock	4,671	7,356
Collections of notes receivable	(745)	72
Proceeds from long-term debt and revolving credit lines	—	10,000
Payments on long-term debt and revolving credit lines	(10,872)	(25,547)

Net cash provided by (used in) financing activities	(6,946)	(8,119)

Net increase (decrease) in cash and cash equivalents	(5,285)	(16,176)
Cash and cash equivalents—beginning of period	33,021	43,998

Cash and cash equivalents—end of period	$27,736	$27,822

Supplemental disclosures of cash flow information:
Cash paid during the period for:

Interest	$3,007	$3,228

Income taxes, net of refunds	$511	$642

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 28, 2002	June 29, 2001	June 28, 2002	June 29, 2001
Revenue	$123,256	$133,587	$227,285	$251,450
Cost of sales	62,305	68,056	112,001	128,419

Gross Margin	60,951	65,531	115,284	123,031

Gross Margin (%)	49.5%	49.1%	50.7%	48.9%

Operating expenses:
Research and development	14,986	15,736	30,024	31,555
Sales and marketing	21,897	27,530	44,024	55,671
General and administrative	9,874	9,979	20,672	19,371
Restructuring charges	188	910	492	2,634
Amortization of goodwill & other purchased intangibles	2,324	7,394	4,302	14,710

Total operating expenses	49,269	61,549	99,514	123,941

Operating income from continuing operations	11,682	3,982	15,770	(910)

Nonoperating income (expense), net
Interest expense, net	(3,415)	(5,081)	(7,358)	(10,798)
Other income (expense), net	(21)	244	178	(89)
Foreign exchange loss, net	(710)	(119)	(769)	(264)
Investment in Affiliates	(1,210)	—	(1,210)	—

Total nonoperating income (expense), net	(5,356)	(4,956)	(9,159)	(11,151)

Income (loss) before income taxes	6,326	(974)	6,611	(12,061)

Income tax provision (benefit)	2,000	1,000	3,000	1,500

Net income (loss)	$4,326	$(1,974)	$3,611	$(13,561)

Basic net income (loss) per share	$0.15	$(0.08)	$0.13	$(0.56)

Shares used in calculating basic net income (loss) per share	28,339	24,525	28,149	24,372

Diluted net income (loss) per share	$0.15	$(0.08)	$0.13	$(0.56)

Results from continuing operations excluding infrequent, and acquisition related adjustments:

Income (loss) before income taxes	6,326	(974)	6,611	(12,061)

Infrequent & acquisition related charges
Amortization of goodwill & other purchased intangibles	2,324	7,394	4,302	14,710
Restructuring charges	188	910	492	2,634
Loss on sale of business (Other expense)	—	—	—	—
Gain on sale of minority investment (Other expense)		(270)		(270)

Total infrequent and acquisition related charges	2,512	8,034	4,794	17,344

Adjusted net income(loss) before taxes	8,838	7,060	11,405	5,283
Income tax provision	2,000	475	3,000	950

Adjusted net income(loss)	$6,838	$6,585	$8,405	$4,333

Shares used in calculating diluted adjusted net income per share	29,058	25,420	28,758	25,459

Diluted adjusted net income per share	$0.24	$0.26	$0.29	$0.17

TRIMBLE NAVIGATION LIMITED
Summary Financial Information

	Q2 2002		Q1 2002	Q2 2001
Period Ended	Jun. 28		Mar. 29	Jun. 29
Income Statement Metrics

Total Revenue	$123,256	100%	$104,029	$133,587

Engineering & Construction	$79,891	65%	$68,410	$86,934
Trimble Field Solutions	$18,212	15%	$18,031	$18,963
Component Technologies	$15,175	12%	$10,025	$16,615
Trimble Mobile Solutions	$1,840	1%	$2,352	$2,963
Portfolio Technologies	$8,138	7%	$5,211	$8,112

Gross Margin	49.5%		52.2%	49.1%

Total Segment Income (loss)	$20,720		$14,059	$21,267

Engineering & Construction	$15,151		$11,668	$17,487
Trimble Field Solutions	$3,869		$4,517	$4,016
Component Technologies	$2,374		$1,225	$3,011
Trimble Mobile Solutions	$(2,844)		$(3,062)	$(2,651)
Portfolio Businesses	$2,170		$(289)	$(596)

Corporate and Other Charges	$(9,038)		$(9,971)	$(17,285)

Non-operating income (expense) and income taxes	$(7,356)		$(4,803)	$(5,956)

Net Income (loss)	$4,326		$(715)	$(1,974)

EBITDA	$14,978		$8,877	$14,511
Amortization of Goodwill and Intangibles	$2,324		$1,978	$7,396
Depreciation	$2,913		$2,671	$3,008

GAAP EPS	$0.15		$(0.03)	$(0.08)

Adjusted EPS	$0.24		$0.06	$0.26

Balance Sheet and Liquidity Metrics
Cash & Cash Equivalents	$27,736		$33,021	$27,822

Accounts Receivables, Net	$82,159		$71,430	$84,362

Inventory, Net	$52,594		$53,487	$68,158

Total Debt	$158,865		$169,738	$244,220

Total Short Term Debt	$66,799		$72,670	$123,304

Current Portion of Term Loan 4.25%	$21,000		$21,000	$13,000
Current Portion of Thermo Electron note 10.4%	$—		$—	$40,000
Revolving Credit Facility 4.25%	$43,000		$48,000	$67,000
Other	$2,799		$3,670	$3,304

Total Long Term Debt	$92,066		$97,067	$120,916

Term Loan 4.25%	$21,600		$26,600	$79,000
Thermo Electron note 10.4%	$68,670		$68,670	$40,000
Other	$1,796		$1,797	$1,916

Equity	$180,636		$155,195	$117,955

Working Capital	$26,724		$17,430	$(28,038)

Capital Expenditures	$2,430		$1,783	$2,364

Cash Flow from Operations*	$4,091		$9,247	$(1,060)

Financial Ratios
Days Sales Outstanding	58		50	54
Days Sales in Inventory	77		98	91
Current ratio	1.2		1.1	0.9
Debt to Equity	0.9		1.1	2.1

Other
Headcount	2,068		2,051	2,245

Notes:
Trimble Field Solutions consists of Geographic Information Systems (GIS) and Agriculture.
Portfolio Technologies consists of Tripod Data Systems (TDS) and Military and Advanced Systems (MAS).
* Cash Flow from Operations excludes impact of exchange rate changes on cash.

TRIMBLE NAVIGATION LIMITED

Summary Financial Information Defined

Segment Income (loss)
Excludes unallocated corporate expenses, which are comprised primarily of general and administrative costs, amortization of goodwill and other purchased intangibles, as well as other items not controlled by the business segment.

EBITDA	Earnings from continuing operations before interest income, interest expense, income taxes, depreciation and amortization.

Adjusted EPS	Net income (loss) adjusted for infrequent charges and non-recurring items. Primarily excludes amortization of goodwill and other purchased intangibles, and restructuring charges.

Working Capital	Total current assets minus total current liabilities.

Capital Expenditures	Additions to gross fixed assets.

Days Sales Outstanding	Calculated based on FIFO methodology. DSO is last month of revenue, plus amounts uncollected from prior month’s revenue.

Days Sales in Inventory	Ending inventory times 365, divided by quarter cost of goods sold annualized.

Current ratio	Current assets divided by current liabilities.

Debt to Equity	Total debt divided by total equity.

Note:
The above financial metrics represent Management’s view and interpretation of data. This may not be directly comparable to similarly titled measures as defined by other companies.